Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

BAYER AG

and

GW PHARMA LTD

LICENSE AND DISTRIBUTION AGREEMENT

CONTENTS

1. DEFINITIONS AND INTERPRETATION	3
2. GRANT OF RIGHTS TO THE PRODUCTS	7
3. TERRITORY OPTION PROCEDURE	7
4. PAYMENTS	8
5. DEVELOPMENT OBLIGATIONS	9
6. COMMERCIALISATION OBLIGATIONS	9
7. REGULATORY OBLIGATIONS	11
8. CONFIDENTIALITY AND ANNOUNCEMENTS	13
9. INTELLECTUAL PROPERTY OWNERSHIP, PATENT PROSECUTION AND LITIGATION	15
10. TRADEMARKS AND PRODUCT MARKING	16
11. STATEMENTS AND REMITTANCES	18
12. TERM AND TERMINATION	18
13. RIGHTS AND DUTIES UPON TERMINATION	20
14. WARRANTIES AND REPRESENTATIONS	20
15. INDEMNITIES AND LIMITATION; INSURANCE	21
16. FORCE MAJEURE; HARDSHIP	22
17. GOVERNING LAW AND DISPUTE RESOLUTION	22
18. WAIVER OF BREACH	23
19. SEVERABILITY	23
20. ENTIRE AGREEMENT	23
21. NOTICES	24
22. ACQUISITION OR MERGER OF BAYER PHARMACEUTICAL BUSINESS AND ASSIGNMENT	24
23. THIRD PARTY RIGHTS	25
24. COUNTERPARTS	25
APPENDIX 1 - PRODUCTS	26
APPENDIX 2 - TERRITORY	27
APPENDIX 3 - LAUNCH CONDITIONS, UPFRONTS, MILESTONE EVENTS and PAYMENTS	28
APPENDIX 4 - GW IPR	30
APPENDIX 5 - TRADE MARK	31

LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT (hereinafter “Agreement”), is made as of the 20th day of May 2003, between GW PHARMA LIMITED (“GW”) having its registered office at Porton Down Science Park, Salisbury, Wiltshire SP4 0JQ and BAYER AG, Bayer HealthCare, Division Pharma, having its registered office at Bayerwerk, 51368 Leverkusen, Germany (“Bayer”).

WHEREAS, GW is the owner of all right, title and interest in certain patents and know-how relating to certain cannabinoid products and desires to grant a licence to the rights to sell and distribute such cannabinoid products in the Territory;

WHEREAS, Bayer and its Affiliates have experience in the market development, marketing, promotion and sale of pharmaceutical products and desire to obtain a licence to the rights to sell and distribute such cannabinoid products in the Territory and GW is willing to grant to Bayer such rights;

WHEREAS, Bayer and GW entered into a Non-Disclosure Agreement on 27 December 2002; and

WHEREAS, Bayer and GW entered into a Supply Agreement, a Loan Agreement and a Subscription Option Agreement as of the date hereof.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                     DEFINITIONS AND INTERPRETATION

1.1.                            “Adverse Event Reporting” shall mean the procedure relating to drug safety and/or pharmacovigilance concerning Products as separately agreed upon between the Parties.

1.2.                            “Affiliates” shall mean any corporation or other entity which is directly or indirectly controlling, controlled by or under common control of a Party hereto for so long as such control exists. For the purposes of this definition “control” shall mean the direct or indirect ownership of at least fifty per cent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct the affairs of the entity.

1.3.                            “Background Rights” shall mean the Intellectual Property Rights and rights of a similar nature owned by each of the parties as at the Effective Date.

1.4.                            “CBD” shall mean cannabidiol.

1.5.                            “Contract Governance Committee” shall mean the committee with overall responsibility for the management of this Agreement comprising two (2) senior management representatives from each of Bayer and GW.

1.6.                            “Controlled Drugs Authority” shall mean the UK Home Office and any equivalent body responsible within the Territory in relation to the control, licensing or supervision of controlled or similarly restricted drugs.

1.7.                            “Country Commercialisation Committee(s)” shall mean the committee responsible in each country of the Territory for the strategic commercialisation of the Products each comprising two (2) management representatives from GW and appropriate representation from the marketing function of the relevant Bayer Affiliate. For the avoidance of doubt a management representative may serve on more than one Country Commercialisation Committee.

1.8.                            “EEA” shall mean the European Economic Area.

1.9.                            “Effective Date” shall mean the date upon which this Agreement is effective and shall be the date of this Agreement first written above.

1.10.                     “Foreground Rights” shall mean the Intellectual Property Rights and rights of a similar nature arising out of all inventions, discoveries and know-how which are made, conceived, reduced to practice or generated by the Parties, their respective employees, agents, or other persons acting under such Parties’ authority in the course of or as a result of this Agreement and relating to the Products.

1.11.                     “Good Distribution Practice” shall mean the EC Guidelines of Good Distribution Practice on Medicinal Products for Human Use (2001/83/EC) or equivalent Laws in the Territory.

1.12.                     “Governmental Authority” shall mean or include (according to context) a Medicinal Products Regulatory Authority, patent offices, a Treatment Endorsement Body, a Controlled Drugs Authority and any other local or national agency, authority court, tribunal, arbitrator, agency, commission, inspectorate, official or other instrumentality of a government with application within the Territory.

1.13.                     “GW IPR” shall mean the Intellectual Property Rights including without limitation GW Patents, GW Know-How and GW Plant Variety Rights owned by or which become owned during the Term of this Agreement by GW or its Affiliates to this Agreement which relate directly to the Products. The GW IPR currently owned by GW or its Affiliates is set out in Appendix 4; Appendix 4 shall be updated any time during the Term of this Agreement upon Bayer’s request from time to time to reflect GW IPR which becomes owned by GW or its Affiliates.

1.14.                     “GW Know-how” shall mean all present and future technical information and know-how which relates directly to the Products, which is confidential or is not in the public domain and to which is proprietary to GW and shall include without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data, ideas, concepts, drawings, methods of use or application and any other information necessary for the sale in the Territory of the Products.

1.15.                     “GWP” shall mean GW Pharmaceuticals PLC.

1.16.                     “GW Patents” shall mean all patents and patent applications relating directly to the Products owned by GW which cover the making, having made, the disposal of, or offer to dispose of, use, offer for sale or sale, including, without limitation, of a process for manufacturing the Products or a starting material or an intermediate or manufacturing equipment used in such process. Included within the definition of GW Patents are all continuations, continuations-in-part, divisions, patents of addition, utility patents, reissues, renewals, re-examination, requests for continued examination, registrations, patents of importation or patent term extensions thereof including SPCs.

1.17.                     “GW Plant Variety Right” shall mean a right granted to GW by the Community Plant Variety Office or a national plant variety right office under The International Convention for the Protection of New Varieties of Plants (the UPOV convention) and relating directly to the Products. Within the context of this Agreement, the term GW Plant Variety Right shall include pending applications for such rights as well as granted rights which are still in force.

1.18.                     “Indication” shall mean the relief of one or more primary symptoms in patients with multiple sclerosis, the relief of neuropathic pain, the relief of cancer pain and any indication granted by a Medicinal Products Regulatory Authority for Product as a result of Bayer marketing, distributing and selling Product in the Territory and/or as a result of Phase IIIb or Phase IV studies according to Clause 5.3. If not agreed otherwise between the Parties, any other indication for Product approved by a Medicinal Products Regulatory Authority as a result of a development by GW shall be expressly excluded, provided that Bayer shall have a first option on such other indication.

1.19.                     “Intellectual Property Rights” shall mean any rights arising or obtainable under laws relating to patents, designs, plant variety rights, know how, copyright, confidential information, trade secrets, database rights or unfair competition whether known in any country or place under those names, but excluding trade marks.

1.20.                     “Launch” shall mean the first commercial sale to a Third Party within a country within the Territory by Bayer or its Affiliates of a Product.

1.21.                     “Launch Conditions” shall mean the country-specific terms specified in Appendix 3, when countries are added to the Territory under the Territory Option Procedure.

1.22.                     “Laws” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority in the Territory.

1.23.                     “Loan Agreement” shall mean the loan facility agreement dated the same day as this Agreement between Bayer and GWP.

1.24.                     “Marketing Authorisation(s)” shall mean the authorisations for the sale and marketing of the Products in the Territory granted by a Medicinal Products Regulatory Authority as may be varied from time to time.

1.25.                     “Medicinal Products Regulatory Authority” shall mean the competent authority in the EEA (or in any country thereof), Canada, Australia or New Zealand, or other national authority responsible for the granting and supervision of the Marketing Authorisations within the Territory.

1.26.                     “Net Sales” shall mean the aggregated gross amounts invoiced by Bayer in respect of gross sales of the Products in each country of the Territory under this Agreement by Bayer or its Affiliates to Third Parties at an arm’s length open market price less deductions actually allowed in relation to or specifically allocated to the Products by Bayer using generally accepted accounting standards for:

(i)                                     ordinary and customary quantity, trade and/or cash discounts actually granted and logistics service provider fees paid and payable;

(ii)                                  amounts repaid or credited and allowances including cash or credit, given by reason of retroactive price reductions, or billing errors or rebates actually allowed or paid;

(iii)                               amounts refunded or credited for the Products which were rejected, spoiled, damaged, outdated or returned;

(iv)                              distribution, packing, handling, freight, shipment and insurance disbursements in transporting the Products to customers;

(v)                                 taxes and other governmental charges occurred in connection with sale of the Products; and

(vi)                              bad debts excluding any amounts actually recovered including VAT actually written off due to the customer going into insolvency to the extent they are attributable to the Products. In such a case, Bayer shall be entitled to deduct such an amount from gross sales less *** (***) percent of the Net Selling Price, which the Parties hereby agree represents GW’s costs of manufacture, provided always that Bayer had previously paid GW the supply price.

1.27.                    “Net Selling Price” shall mean Net Sales per unit of Product.

1.28.                     “Option” shall have the meaning given in the Subscription Option Agreement.

1.29.                     “Parties” shall mean Bayer and GW (and “Party” shall be construed accordingly).

1.30.                     “Products” shall mean the products set out in Appendix 1 to this Agreement for human use in the Indications.

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1.31.                     “Promotional Materials” shall mean detailing, promotional, sponsorship, educational and communication materials in hard copy or electronic form for marketing, detailing and promotion of the Products for distribution to a Third Party (including without limitation health professionals) and to Bayer’s sales force.

1.32.                     “Quality Agreement” shall mean the agreement to be attached to the Supply Agreement governing the technical aspects of the supply by GW of the Products.

1.33.                     “Regulatory Collaboration Committee” shall mean the committee comprising two (2) representatives from each of GW and Bayer or its Affiliates in relation to obtaining Marketing Authorisations for the Products.

1.34.                     “Sales Targets” shall have the meaning defined in Clause 6.2.

1.35.                     “SmPC” shall mean the Summary of Product Characteristics forming part of a Marketing Authorisation.

1.36.                     “SPC” shall mean a Supplementary Protection Certificate as defined in Council Regulation (EEC) No 1768/92.

1.37.                     “Subscription Option Agreement” shall mean the subscription agreement dated the same day as this Agreement between Bayer and GWP.

1.38.                     “Supply Agreement” shall mean the agreement dated the same day as this Agreement between Bayer and GW, as amended or extended from time to time, relating to the supply of the Products.

1.39.                     “Supply Price” shall mean the supply price for supply of the Products as detailed in Appendix 2 of the Supply Agreement.

1.40.                     “Territory” shall mean the UK Territory and such other certain countries (other countries in the entire EEA, Canada, Australia and New Zealand) as shall be added to the Territory under the Territory Option Procedure and which, upon agreement by the parties in relation thereto, shall be listed in Appendix 2 to this Agreement.

1.41.                     “Territory Option Procedure” shall mean the procedure set out in Clause 3 below.

1.42.                     “Third Party” shall mean any entity other than GW, GW’s Affiliates, Bayer and Bayer’s Affiliates.

1.43.                     “Third Party IPR” shall mean Intellectual Property Rights owned by a Third Party.

1.44.                     “Trade Mark(s)” shall mean the trade marks owned by GW and used in relation to the Products listed in Appendix 5 of this Agreement and as updated from time to time.

1.45.                     “Treatment Endorsement Body” shall mean a Governmental Authority within the Territory with responsibility or authority for the endorsement and/or reimbursement of the Products within the Territory including without limitation the National Institute for Clinical Excellence, or any successor body.

1.46.                    “UK Territory” shall mean the territory of Great Britain, Northern Ireland, the Channel Islands and the Isle of Man.

1.47.                     In this Agreement unless it is inconsistent with the context a reference to a statutory provision includes a reference to:

(i)                                     a statutory amendment, modification, substitution, consolidation or re-enactment (whether before or after the date of this Agreement);

(ii)                                  statutory instruments or subordinate legislation or orders made under the statutory provision; and

(iii)                               statutory provisions of which the statutory provision is an amendment, modification, substitution, consolidation or re-enactment.

Unless the context of this Agreement otherwise requires,

(i)                                      words of one gender includes the other gender;

(ii)                                   words using the singular or plural number also include the plural or singular number respectively;

(iii)                                the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; and

(iv)                               the terms “Clause” and “Appendix” refer to the specified Clause and Appendix of this Agreement.

When this Agreement refers to a number of days, unless otherwise specified (as business days in which case reference shall be made to normal UK working days), such number shall refer to calendar days. When this Agreement refers to a number of years and/or months, unless otherwise specified, such number shall refer to calendar years and/or months.

2.             GRANT OF RIGHTS TO THE PRODUCTS

2.1.                           GW hereby grants to Bayer an exclusive distribution right to sell, offer for sale, market, promote and distribute the Products in the Territory. GW undertakes during the term of this Agreement not itself to sell, dispose of, or offer to dispose of, offer for sale, market, promote and distribute the Products in the Territory or to purport to grant others the right to do so, other than pursuant to Clause 6.6 and Clause 22.1 b).

2.2.                           Subject to Clause 2.4, GW hereby grants to Bayer an exclusive license under the GW IPR in the Products strictly to the extent necessary for Bayer to sell, offer for sale, market, promote and distribute the Products in the Territory.

2.3.                           Bayer shall be entitled to sub-license any and all of its rights hereunder to its Affiliates for each country of the Territory provided that Bayer shall procure that such Affiliates comply with Bayer’s obligations, liabilities and responsibilities under this Agreement. Bayer and its Affiliates shall be entitled at any time to retain one or more Third Party contract sales force(s) to detail, sell, promote and distribute the Products in any country in the Territory provided that the agreement with such Third Party contract sales force is in compliance with Bayer’s obligations and responsibilities under this Agreement.

2.4.                           In the event that GW fails to meet its obligations under Clause 2.1 of the Supply Agreement and the provisions of Clause 8.2.5 of the Supply Agreement apply, then GW will grant to Bayer (only for the duration of GW’s supply problems or Bayer’s out of stock situation, whichever is longer, as envisaged in Clause 8.2.5 of the Supply Agreement) a royalty-free sole licence with the right to sub-license under the GW IPR in relation to the Products in the Territory to manufacture or to have manufactured the Products in accordance with the provisions set out in Clause 8.2 of the Supply Agreement. For the avoidance of doubt ‘sole’ shall mean that the rights under the GW IPR in relation to the Products under this Clause 2.4 may be exercised within the Territory by GW and Bayer, but that GW shall not appoint any other licensee in the Territory in relation to the rights granted under this Clause 2.4 for the duration of the aforementioned sole licence. Bayer shall not be obliged to obtain GW’s prior written consent to a sub-licensee provided that Bayer shall procure that such sub-licensee acts or refrains from acting in such a manner so as to enable Bayer to comply with Bayer’s obligations, liabilities and responsibilities under this Agreement.

3.                                     TERRITORY OPTION PROCEDURE

3.1.                           As at the Effective Date, the Territory is the UK Territory. At any time between the Effective Date and 30 September 2003 Bayer may opt to add to the Territory certain further countries (from other countries in the EEA, Canada, Australia and New Zealand) and on the agreed respective Launch Conditions to be set out in Part B of Appendix 3 to this Agreement and otherwise subject to the terms of this Agreement, including without limitation Clause 3.2 below. Failure to agree any respective Launch Conditions by 30 September 2003 will result in GW being free to enter into a binding agreement with one or more Third Parties with respect to such countries unless the Parties shall have mutually agreed in writing to an extension to finalise such terms.

3.2.                           For the purposes of calculating the milestone payments attributable to additional countries added to the Territory under the Territory Option Procedure, the total milestone payments with respect to the UK Territory is deemed to be *** pounds sterling (£***). In the event that further countries are added to the Territory in accordance with the procedure set out in Clause 3.1 above, the sums payable with respect to those further countries shall be prorated according the ratio of peak annual sales (to be agreed in writing between the Parties) between the UK Territory and the country(ies) so added, and shall be in the proportions detailed in Appendix 3, Part A2 1 to 3 provided, however, that there shall be no signing fee payable upon addition of further countries to the Territory. By way of example, were a country to be added to the Territory with one half the peak annual sales compared to the UK Territory, the total milestones payable for achievement of the milestones under Part A2 1 to 3 shall be £*** and split between the milestones in the following way: ***.

3.3.                           Notwithstanding any specific provision in this Agreement or in the Supply Agreement, the Parties undertake to negotiate in good faith any adjustments to the provisions of this Agreement or the Supply Agreement reasonably requested by either Party for countries added to the Territory under the Territory Option Procedure set out in this Clause 3.

4.             PAYMENTS

4.1.                           In consideration for the grant by GW to Bayer of the rights under this Agreement in relation to the Products in the UK Territory an amount of five million pounds sterling (£5 million) shall become due on the Effective Date concurrently with the signature of this Agreement. GW shall issue Bayer with an invoice therefor. Within five (5) business days of receipt of such invoice, Bayer shall forward the payment to GW by bank transfer to such GW account as shall be nominated by GW in writing. Subject to Clause 13.1, the said sum shall be non-refundable and non-creditable to Bayer.

4.2.                           As further consideration for the grant by GW to Bayer of the rights under this Agreement in relation to the Products in the UK Territory and with respect to countries added to the Territory under the Territory Option Procedure, Bayer shall make payments to GW in the specified incremental amounts and against achievement of the specified milestone events, set out in Appendix 3 to this Agreement, provided that:

(i)                                    each milestone event for which payment hereunder shall be made shall have the particular meaning specified in Appendix 3 to this Agreement;

(ii)                                 in the event the milestone payment specified in Appendix 3 A1.2 becomes due and payable and Bayer shall exercise the Option pursuant to the Subscription Option Agreement, Bayer shall be released from its obligation to pay the milestone payment specified in Appendix 3 A1.2 by such amount as is equal to the amount by which the aggregate subscription monies Bayer pays to GWP pursuant to Clause 3.2 of the Subscription Option Agreement exceeds the then outstanding balance of monies due under the Loan Agreement at such date (and which have been repaid by way of set-off against Bayer’s obligations arising pursuant to Clause 3.2 of the Subscription Option Agreement in accordance with Clause 6.3 of the Loan Agreement);

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(iii)                              a payment for a milestone event shall be made only one time regardless of how many times such milestone event is achieved, and no payment shall be owed for a event which is not reached;

(iv)                             more than one milestone payment may be made at a time if more than one milestone event has occurred at the same time;

(v)                                subject to Clause 13.1 and Clause 13.2 (iii), each such milestone payment shall be non-refundable and non-creditable to Bayer, provided that milestone payments shall not become due if notice of termination was given by a Party entitled to do so prior to the due date of any such milestone payments;

(vi)                             no later than ten (10) business days after the achievement of each milestone event, GW shall notify Bayer in writing of the achievement of same and GW shall issue a suitable invoice therefore. Within fifteen (15) business days of receipt of such invoice, Bayer shall forward the appropriate milestone payment to GW;

(vii)                          each payment shall be made in sterling by bank transfer to such GW account as shall be nominated by GW in writing from time to time.

4.3.                           All sums herein are expressly stated as exclusive of Value Added Tax or equivalent sales tax applicable in the Territory (“VAT”). If VAT is or may become properly payable or chargeable in respect of any payments hereunder, then GW will promptly provide a valid VAT invoice to Bayer. If the VAT charged to and paid by Bayer is subsequently refunded by any relevant fiscal authorities to GW, then such refund shall be promptly forwarded to Bayer with a valid VAT credit note.

5.                                     DEVELOPMENT OBLIGATIONS

5.1.                           During the term of this Agreement, GW shall have full control and authority, with full responsibility, over the research and clinical development relating to the Products and, in accordance with Clause 7 below, obtaining Marketing Authorisations of the Products in the Territory, and, other than as provided in Clause 5.3 below, all such activity shall be undertaken at GW’s expense. GW will exercise reasonable efforts and diligence in developing the Products to facilitate Bayer’s obligations to commercialise the same.

5.2.                           All clinical or other studies required by any Medicinal Products Regulatory Authority and as essential to secure Marketing Authorisations for the Products in the Territory (for the two indications listed in Appendix 1 and the indication of the relief of cancer pain) shall be undertaken by GW at its own expense.

5.3.                           Where clinical or other studies in respect of the Products which are not essential to secure or maintain the Marketing Authorisations are requested in writing by Bayer for commercial purposes or to support a submission to a Treatment Endorsement Body other than in relation to the UK Territory then GW shall undertake such studies at Bayer’s expense. The Parties may agree in writing that Bayer undertakes such studies at its own expense. For the avoidance of doubt, these provisions include all Phase IIIb and Phase IV studies.

6.             COMMERCIALISATION OBLIGATIONS

6.1.                           Subject to a different decision by the Contract Governance Committee, Bayer shall commence sales of the Products within six (6) months of the grant of Marketing Authorisation for the Products in the UK Territory and within six (6) months of the fulfilment of the Launch Conditions in other countries within the Territory, provided, however, that Bayer was in receipt of Launch stocks of the Products as provided by the Supply Agreement in sufficient time prior to the commencement of sales in accordance with this Clause 6.1 and that Bayer had obtained any other approval required from a Governmental Authority (including without limitation a Controlled Drugs Authority) required to sell the Products in the Territory on a commercial basis.

6.2.                           The Parties shall establish within five (5) business days of the Effective Date in the case of the UK Territory and before 30 September 2003 in the case of each country added to the Territory under the Territory Option Procedure a Country Commercialisation Committee in each country within the Territory. Each Country Commercialisation Committee shall meet upon request by either Party until one (1) year after the Launch on at least a quarterly basis and thereafter on at least a bi-annual basis. In the event of a dispute within a Country Commercialisation Committee, the dispute (except with respect to disputes relating to setting the Sales Targets (as defined below) whereby disputes in relation thereto shall be settled by the procedure set out in Clause 17) will first be referred for resolution to the Contract Governance Committee who will attempt in good faith to resolve the dispute within thirty (30) days from the date that written notice initiating this resolution process is sent to the other Party. In the event that the Contract Governance Committee cannot resolve the dispute, the decision of Bayer shall be final. The duties of each Country Commercialisation Committee shall include the setting and monitoring in good faith of appropriate and reasonable sales performance levels for the country in question for each agreed twelve (12) month sales period (“Sales Targets”).

6.3.                           Bayer shall use all reasonable endeavours to meet the Sales Targets.

6.4.                           Without prejudice to Clause 6.3 above, Bayer shall and shall procure that its Affiliates market and promote the Products using such efforts as Bayer would use for a product of its own making which has the same technical, regulatory and commercial potential to the Products having reasonable regard at all times to the stage at which the relevant Product has reached in its life cycle and the time that has elapsed since Launch; the number of years remaining to loss of exclusivity; competing products; the regulatory environment and reimbursement status of the Products. Such marketing and promotion shall be in accordance with the valid Marketing Authorisations and any variations thereof applicable from time to time and all applicable Laws in each country of the Territory.

6.5.                           Without prejudice and subject to Clauses 6.2 to 6.4 inclusive above, Bayer and its Affiliates shall maintain sufficient resources (either its own employees or through permitted sub-contractors) during the term of this Agreement to detail, sell, distribute and promote the sale of the Products in the Territory.

6.6.                           In the event that Bayer may be reasonably considered to have ceased or suspended commercialisation of the Products in one or more countries of the Territory, GW shall raise and reasonably substantiate GW’s complaint within the Country Commercialisation Committee. If such discussion cannot be resolved within the Country Commercialisation Committee, it will be referred for resolution to the Contract Governance Committee who will attempt in good faith to resolve the discussion within thirty (30) days from the date that it was notified accordingly. In the event that the Contract Governance Committee cannot resolve the discussion and that Bayer may be reasonably considered to have ceased or suspended commercialisation of the Products in one or more countries of the Territory, the following shall apply: In the event that (a) Bayer did not achieve in the preceding *** month period prior to the complaints first being raised by GW within the Country Commercialisation Committee total Net Sales levels throughout the countries concerned of at least *** percent (***%) of those Net Sales achieved by Bayer in the *** month period immediately prior to the *** month period specified above, and (b) GW can demonstrate to Bayer’s reasonable satisfaction that such sales development has not been caused by reasons out of Bayer’s or its Affiliate’s control, each and every of the licences and rights granted under this Agreement for such country shall become non-exclusive immediately upon written notice by GW to Bayer to this effect.

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In the event that in each of the *** month periods prior to the complaints first being raised by GW within the Country Commercialisation Committee total Net Sales throughout the countries concerned amount to *** percent (***%) or less of the total Net Sales achieved by Bayer in the consecutive *** month periods immediately preceding each of such periods and GW can demonstrate to Bayer’s reasonable satisfaction that this event has not been caused by reasons out of Bayer’s control each and every of the licences and rights granted under this Agreement for such country shall terminate upon written notice by GW to Bayer with immediate effect. For avoidance of doubt, it is understood between the Parties that the foregoing does not apply in the event of *** month period *** month periods.

6.7.                           Bayer agrees during the term of this Agreement to comply with, and not to take any action which would be subject to penalty under all Laws applicable to this Agreement in any country within the Territory, and to conduct its business in accordance with all applicable ethical business practices and Good Distribution Practice.

6.8.                           Bayer shall at its own cost and expense be responsible for all the preparation and certification of Promotional Materials and marketing, advertising and promoting of the Products in the Territory. Bayer shall provide to GW, through the mechanism of the Country Commercialisation Committee, draft documents containing the key promotional messages forming the basis of Bayer’s core marketing claims at an early stage in Bayer’s preparation of its core marketing claims having regard to GW’s position and responsibilities as Marketing Authorisation holder and in the event of a dispute between the Parties the procedure in Clause 17 below shall apply. The Products, packaging materials and Promotional Materials based on the foregoing key promotional messages shall properly and clearly state that such are sold under license from GW and prior to release in a country of the Territory the finalised Promotional Materials will have been approved in writing by the relevant Country Commercialisation Committee. Bayer shall provide copies of the finalised Promotional Materials to GW as soon as possible. GW will provide Bayer or its Affiliates SmPC text revisions as timely as possible to allow preparation of promotional materials.

6.9.                           Without prejudice to the provisions of Clause 6.7 above, Bayer shall ensure that no claims or representations in respect of the Products or the characteristics thereof are made by or on behalf of it (by its agents or subcontractors or otherwise) which do not represent an accurate summary or explanation of the labelling of the Products or SmPC or a portion thereof.

6.10.                    Bayer shall comply in all material respects with applicable Laws in each country of the Territory (including without limitation with the Association of the British Pharmaceutical Industry (ABPI) Code of Practice and all regulations under the Medicines Act 1968 (as amended)) in its promotional activities in relation to the Products.

6.11.                    Bayer shall not actively seek customers outside the Territory in connection with the Products.

7.                                      REGULATORY OBLIGATIONS

7.1.                           GW will be solely responsible for applying for (including responding promptly to all requests from the Medicinal Products Regulatory Authority in the Territory in relation to such application) and maintaining the Marketing Authorisations required in each country of the Territory in order to enable the marketing, distribution and sale of the Products. GW will provide to Bayer or its Bayer Affiliates copies of any Marketing Authorisation documentation reasonably necessary to enable Bayer’s Affiliates to meet their obligations as named distributor in the relevant Territory.

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7.2.                           Within five (5) business days of the Effective Date the Parties shall establish a Regulatory Collaboration Committee for all regulatory matters relating to Product in the Territory and the countries covered by the Territory Option Procedure. The Regulatory Collaboration Committee shall also consider the strategy for obtaining Marketing Authorisations under the EC mutual recognition procedure in concerned member states and in other countries of the Territory. The Regulatory Collaboration Committee shall meet upon request by either Party until one (1) year after the Launch on at least a quarterly basis and thereafter on at least a semi-annual basis. In the event of a dispute within the Regulatory Collaboration Committee, the dispute (except with respect to disputes relating to the review of proposed submissions according to Clause 7.5 in which case disputes shall be settled by the procedure set out in Clause 17) will first be referred for resolution to the Contract Governance Committee who will attempt in good faith to resolve the dispute within thirty (30) days from the date that written notice initiating this resolution process is sent to the other Party. In the event that the Contract Governance Committee cannot resolve the dispute, the decision of GW shall be final with the exception of decisions that have a significant impact on the commercialisation of the Product in the Territory.

7.3.                           GW and Bayer or its Affiliates shall share responsibility for submissions to any Treatment Endorsement Bodies in the UK Territory in respect of the Products provided that the Parties shall each contribute *** percent (***%) of costs reasonably incurred in obtaining an endorsement in relation to any of the Products from the relevant Treatment Endorsement Body. In relation to submissions to Treatment Endorsement Bodies in any other country of the Territory these will be made by, and at the sole expense of Bayer. Each applicant to a Treatment Endorsement Body shall use its reasonable endeavours to secure as far as is possible endorsement which is mutually satisfactory to each of the Parties in relation to the use of the Products PROVIDED ALWAYS THAT if there is no or insufficient clinical or other data to support such submission the Parties shall discuss and agree additional studies to be undertaken by GW on a shared cost basis or at Bayer’s cost (as the case may be) required to generate the data and other information required to be included within the submissions to Treatment Endorsement Bodies. The Parties may agree that such studies may be performed by Bayer or its Affiliates at their own expense. Prior to any submission to a Treatment Endorsement Body, the applicant shall provide Regulatory Collaboration Committee with copies of its proposed submissions. The Regulatory Collaboration Committee shall review such proposed submissions and ensure that the impact of any decisions regarding the contents of the application to the Treatment Endorsement Body is not detrimental to either Party’s interests.

7.4.                           Subject to Clause 7.5, GW will be the sole and beneficial owner of any Marketing Authorisations for the Products. Upon receipt of the initial Marketing Authorisations for the Products GW shall be responsible for the maintenance and seeking revisions and variations of each such Marketing Authorisations for the Products at its cost and shall discuss such revision or variation with the Regulatory Collaboration Committee.

7.5.                           The Parties shall mutually agree to transfer a Marketing Authorisation to a Bayer Affiliate if a local presence is required by law in a country within the Territory and that GW does not have such presence in such country. In the event that a Marketing Authorisation is held by a Bayer Affiliate, the Parties shall in good faith agree upon provisions reflecting the aforesaid principle and Bayer shall procure that the Bayer Affiliate in question promptly accedes to and cooperates in any request by GW that the Marketing Authorisation be transferred to GW or its nominee or in any equivalent procedure.

7.6.                          Bayer acknowledges that GW has prior to the Effective Date made applications to the UK Medicines and Healthcare Products Regulatory Agency (“MHRA”) for Marketing

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Authorisations in the UK Territory for the Products. Prior to any submissions to any other Medicinal Products Regulatory Authority in the Territory in relation to a Marketing Authorisation, GW shall provide the Regulatory Collaboration Committee with copies of its proposed submissions including any changes or modifications to the label or labelling for, or the Indications for the Products. The Regulatory Collaboration Committee shall review such proposed submissions and ensure that the impact of any decisions regarding regulatory strategy or revisions to the Marketing Authorisations is not detrimental to either Party’s commercial and marketing strategy for the Products.

7.7.                           Upon receipt of questions from MHRA in UK Territory, GW will discuss within the Regulatory Collaboration Committee proposed responses and implications for SmPC wording. GW will respond to deficiency questions and undertake additional studies to secure the initial Marketing Authorisation SmPC in accordance with the decisions made by the Regulatory Collaboration Committee in a timely manner.

7.8.                           In respect of countries of the Territory, GW will request artwork input from Bayer or its Affiliate for the pack design, packaging, and labelling for the Products at Bayer’s cost. GW shall have sole authority and responsibility to seek and/or obtain any necessary Medicinal Products Regulatory Authority approvals of any label, labelling,  patient information leaflets, monographs and packaging used in connection with the Products, and for determining whether the same requires Medicinal Products Regulatory Authority approval. Upon request by GW, Bayer shall collaborate with GW through the provision of reasonable assistance in seeking and obtaining such approvals.

7.9.                           Each Party agrees to provide the other with all reasonable assistance and take all actions reasonably requested by the other that are necessary or desirable to enable the other Party to comply with any Laws in any country of the Territory applicable to the Products, including but not limited to, GW meeting its reporting and other obligations to maintain and update any Marketing Authorisations for the Products. GW shall send to Bayer or its Affiliates copies of all relevant Marketing Authorisation(s) and amendments within a reasonable timeframe of their grant or coming into effect.

7.10.                    In respect of the UK Territory, provisions relating to Adverse Event Reporting obligations will be agreed separately in writing within forty-five (45) days following the Effective Date by the Parties and their respective central Safety Departments. Adverse Event Reporting in the UK Territory shall be at GW’s cost. Outside the UK Territory, subject to Clause 3, Bayer shall carry out Adverse Event Reporting at costs to be agreed under the territory option procedure in Clause 3.1 and provide GW with access to all information necessary for GW to fulfil its obligations as Marketing Authorisation holder.

7.11.                    The Parties shall agree separately as part of the Adverse Event Reporting obligations on the responsibilities to responding to enquiries for medical information from healthcare professionals, its medical representatives, other medical organisations or societies and any Governmental Authorities in respect of matters relating to the indicated use of the Products as provided in the then current Marketing Authorisation within the UK. Outside the UK, subject to Clause 3, Bayer shall be responsible for medical information at Bayer’s cost. GW shall ensure Bayer has sufficient clinical data and supporting information to respond to all such enquiries. GW shall provide to Bayer or its Affiliates the current SmPC in order to carry out the medical information function.

7.12.                    Subject to a separate agreement on Adverse Event Reporting, Bayer shall provide an update to GW on a quarterly basis providing a detailed summary of medical information enquiries and standard answers that Bayer have developed in response to such enquiries.

7.13.                    The Parties shall only implement a market withdrawal or recall of any of the Products upon mutual agreement, provided that nothing shall oblige either Party to be in breach of any of its legal or other obligations.

7.14.                    GW shall be responsible for updating compendia (MIMS, BNF, EMC for the UK Territory and any additional compendia to be agreed between the Parties) in the Territory.

8.                                    CONFIDENTIALITY AND ANNOUNCEMENTS

8.1.                           During the term of this Agreement and for seven (7) years thereafter, irrespective of any termination earlier than the expiration of the term of this Agreement and without prejudice to GW’s rights to data exclusivity rights under Article 10.1.a. (iii) of Council Directive (EC) 2001/83, GW and Bayer shall not use or reveal or disclose to Third Parties any confidential information received from the other or otherwise developed by either of Bayer or GW in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing Party (and any such disclosure shall be on terms equivalent to those herein), except as may be otherwise provided herein. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving Party, or is disclosed to the receiving Party by a Third Party having the right to do so, or is required by law to be disclosed. The Parties shall ensure that others to whom access to such information is granted make no unauthorised use or disclosure.

8.2.                           Nothing herein shall be construed as preventing Bayer or GW from disclosing any information received from the other to an Affiliate provided that the receiving Party procures that the Affiliate in question complies with confidentiality obligations equivalent to those herein.

8.3.                           All confidential information disclosed by one Party to the other should remain the Intellectual Property Rights of the disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal (i) that confidential information received from the other Party under this Agreement remains the property of the other Party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party’s confidential information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

8.4.                           No public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either Party to this Agreement, except as may be legally required or as may be required for financial reporting or recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure and the other Party shall either give such approval or reasonable and substantial reasons for refusal within two business days of the date approval was first sought for the said announcement. Even in circumstances where approval of the other Party is not to be sought for legal, financial reporting or recording purposes, the Party making the announcement or disclosure shall provide the text to the other at least forty eight (48) hours in advance of publication. The Party desiring to make any such public announcement or other disclosure requiring the other Party’s approval shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to approve upon such announcement or disclosure. Once a Party has received consent to the text submitted by it to the other Party for public announcement or disclosure, the submitting Party may use the same or equivalent text for similar purposes without requiring further consent from the other Party providing the initial text is not materially varied, without further consent being sought from the other Party.

8.5.                           Bayer shall not submit for written or oral publication any scientific manuscript, abstract or the like which includes data or other information relating to the Products without first obtaining the prior written consent of GW, which consent shall not be unreasonably withheld or delayed. Bayer shall send such publications to GW and within thirty (30) business days of the receipt of the request GW shall give the consent or provide reasonable and substantial reasons for refusal, provided, however, that such submission and consent shall not be required for spin-off publications which are materially similar to publications that were previously approved by GW. The contribution of each Party shall be duly noted in all publications or presentations by acknowledgement or co-authorship, whichever is appropriate.

8.6.                           Nothing in this Agreement shall be construed as preventing or in any way inhibiting GW or Bayer from complying with statutory and regulatory requirements governing the manufacture, use and sale or other distribution of the Products in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from the other Party or Third Parties.

8.7.                           All media and press enquiries received by GW relating to the promotion and sale of the Products in the Territory by Bayer shall be referred to Bayer who shall promptly and appropriately respond to such enquiries. Any such enquiries or responses or equivalent enquiries received by Bayer relating to the Products that could impinge on GW’s responsibilities and obligations as holder of the Marketing Authorisation or be detrimental in any way to GW shall be discussed and agreed with GW promptly prior to Bayer responding to such media enquiry.

9.                                    INTELLECTUAL PROPERTY RIGHTS OWNERSHIP, PATENT PROSECUTION AND LITIGATION

9.1.                           Each Party shall have and retain sole and exclusive title to their respective Background Rights. For the avoidance of doubt, GW shall have and retain sole and exclusive title to all Foreground Rights which are made, conceived, reduced to practice or generated in the course of or as a result of this Agreement. In the case of any Foreground Rights that may arise from the activities of Bayer during the course of this Agreement, Bayer shall promptly disclose and assign such Foreground Rights to GW and do all acts which GW shall reasonably require of Bayer to vest the property of such Foreground Rights in GW at GW’s expense. GW shall grant to Bayer a non-exclusive, royalty—free, perpetual, irrevocable licence to exploit the same in the Territory.

9.2.                           GW warrants and represents that it has disclosed to Bayer the complete texts of all patent applications filed by GW as of the Effective Date which relate to the Products as well as all information received by GW as of the Effective Date concerning the institution or possible institution of any opposition, re-examination, reissue, revocation, nullification or any official proceeding involving the GW IPR in the Territory. GW further warrants and represents that it will disclose to Bayer the complete texts of all patent applications filed by GW after the Effective Date which relate to the Products in the Territory, or outside the Territory if such application could affect the validity of the GW IPR in the Territory, as well as all information received by GW after the Effective Date concerning the institution or possible institution of any, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any GW IPR. GW shall be responsible at its own cost for filing, prosecution, maintenance and renewal of the GW Patents. GW agrees to keep Bayer informed of the course of patent prosecution or other proceedings. In such circumstances, Bayer may provide patent consultation to GW at no cost to GW. Bayer shall hold all information disclosed to it under this Clause as confidential subject to the provisions of Clauses 8.2 and 8.3 above.

9.3.                           Bayer shall have the right, but not the obligation, to assume responsibility at its cost for any GW Patent or any part of a GW Patent in the Territory, which GW states to Bayer in writing that it intends to abandon or otherwise cause or allow to be forfeited. GW shall give Bayer reasonable written notice prior to abandonment or other forfeiture of any such GW Patent or any part of such GW Patent so as to permit Bayer to exercise its rights under this Clause 9.3 in respect of the Products.

9.4.                           In the event of the institution of any suit by a Third Party against GW or its Affiliates or Bayer or its Affiliates for patent or other Intellectual Property Rights infringement involving the manufacture, use, sale, distribution or marketing of the Products in accordance with this Agreement the Party sued shall promptly notify the other Party in writing and Bayer shall make no admission. GW shall take all appropriate action to defend such suit at its own expense. GW shall have sole conduct of such defence. GW and Bayer shall provide reasonable assistance to one another and reasonably co-operate in any such litigation at the other’s request without expense to the requesting Party. Any costs agreed to in advance in writing by GW and reasonably incurred by Bayer in defending such litigation shall be invoiced by Bayer to GW and shall become payable within thirty (30) days from receipt of invoice. In circumstances where the alleged infringement is upheld through the legal proceedings and/or the Third Party is unable or unwilling to grant a licence of its Intellectual Property Rights to prevent future infringement despite the Parties using their respective best efforts to obtain the same, the parties shall meet and discuss in good faith how to proceed.

9.5.                           In the event that GW or Bayer becomes aware of actual or threatened infringement or validity attacks of GW IPR in the Territory, that Party shall promptly notify the other Party in writing. Bayer shall have the first right, but not the obligation, to bring, at its own expense, an infringement action against any Third Party in the Territory and to use GW’s name in connection therewith and to name GW as a party thereto. If Bayer does not commence a particular infringement action within thirty (30) days of receipt of the notice of infringement, then GW, after notifying Bayer in writing, shall be entitled to bring such infringement action at its own expense. The Party conducting such action shall have full control over its conduct, including settlement thereof subject to Clause 9.8 below provided always that that Party shall not bear any part of the settlement payments unless that Party has been involved in and agreed to the settlement.

9.6.                           Subject to the other provisions of this Clause 9, in any action brought pursuant to Clause 9.5 above, the Party bringing the action shall indemnify the other Party, its officers, directors, shareholders, employees, agents, successors and assigns from any loss, damage or liability, including for attorney’s fees and costs, which may result from claims, counterclaims or cross claims asserted by a defendant, except to the extent that such losses, damages or liabilities result from the negligence or wilful misconduct or breach of this Agreement of the other Party.

9.7.                           GW and Bayer shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by either Party. Any excess amount shall be shared equally between Bayer and GW.

9.8.                           The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning the Products, provided however that no settlement or consent judgement or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this Clause 9 may be entered into without the consent of the other Party or to make a monetary payment or would otherwise adversely affect the other Party’s rights under this Agreement.

9.9.                          Notwithstanding the generality of Clause 16.2, if, during the term of this Agreement, Bayer and GW agree in writing whether it is necessary to seek a license from any Third Party in order to avoid infringement of Third Party IPR in any part of the Territory during the exercise of the license or distribution right granted herein, GW shall seek such a license in full co-operation with Bayer. GW shall be responsible for the payment of any royalties or other fees paid to such Third Party directly but *** percent (***%) of any royalties or other fees paid to such Third Party by GW under such license shall be the liability of Bayer and shall be payable by Bayer within thirty (30) days of receipt of an invoice from GW.

10.                               TRADE MARKS AND PRODUCT MARKING

10.1.                    GW hereby grants to Bayer a sole license to use the Trade Marks in the Territory to the extent necessary for Bayer to fulfil its obligations under this Agreement.

10.2.                    Bayer hereby grants to GW the right to use the Bayer logo on the artwork and labelling for the Products during the manufacture in a manner, style and colour as specified by Bayer. GW shall have no rights in the Bayer logo and agrees that upon termination or expiration of this Agreement or for the period of a cessation of supply under the provisions of Clause 8.2.5 of the Supply Agreement it will discontinue within thirty (30) days of use of the Bayer logo and will at the request of Bayer and at its own expense submit applications to the relevant Governmental Authority to remove the Bayer logo from the relevant Marketing Authorisation and related patient information leaflet and SmPC.

10.3.                    GW shall be responsible at its own cost for the registration, renewal and maintenance including, but without limitation, in relation to oppositions of all registrations and applications for the Trade Marks in the Territory. GW shall, take all necessary steps to protect the Trade Marks by way of further registrations having regard to the commercial importance of the Trade Marks to both parties and to the use made or to be made of the Trade Marks. The provisions of Clause 9.5 above shall apply in relation to the enforcement and defence of the Trade Marks mutatis mutandis.

10.4.                    Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to either Party to use any other trade marks owned by the other Party for any purpose.

10.5.                    Bayer shall not by virtue of this Agreement obtain or claim any right, title or interest in or to the Trade Marks except the rights of use which are specifically set out in this Agreement. Bayer hereby acknowledges and agrees that the benefit of all such use shall belong to GW. GW hereby reserves all rights and powers not expressly granted to Bayer hereunder. All goodwill arising in relation to the use of the Trade Marks shall accrue to GW. Upon request, Bayer shall execute all documents requested by GW in order to confirm this.

10.6.                    All products on or in relation to which Bayer uses the Trade Marks, shall be of the highest professional quality and in any event of a quality at least equal to those on or in relation to which Bayer used any trade mark in the twelve (12) months prior to the Effective Date and subject to any guidelines issued by GW to Bayer from time to time. This Clause shall not limit the provisions of Clauses 10.9 to 10.12 below.

10.7.                    Bayer shall ensure that its use of the Trade Marks conforms to and complies with:

(a)                                 the standards, regulations and other provisions specified in this Agreement;

(b)                                 all good practice requirements relating to or affecting the same and all applicable Laws; and

(c)                                  all other requirements which have been agreed upon by the Parties in writing from time to time.

10.8.                    At GW’s request from time to time Bayer shall provide GW with samples of its use of the Trade Marks.

10.9.                    Bayer shall not:

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(a)                                 use the Trade Marks in a manner which is likely to cause harm to the goodwill attached to it;

(b)                                 use the Trade Marks in any manner which would bring the Trade Marks or GW into disrepute;

(c)                                  use the Trade Marks in any manner which would jeopardise or invalidate any registration (or prejudice any application for registration) of the Trade Marks or could assist or give rise to an application to terminate or revoke any registration; and/or

(e)                                  use the Trade Marks in any manner which might prejudice the right or title of GW to the Trade Marks.

10.10.             Except as expressly permitted or required in this Agreement, Bayer shall not use the Trade Marks accompanied by other words or other trade marks, whether registered or not, nor by words describing products and services within the scope of the licence granted in Clause 10.1 above, unless in each case the Trade Marks are sufficiently distinguished from the surrounding text.

10.11.             Bayer shall clearly identify GW as the owner or (if applicable) the registered proprietor of the Trade Marks where used by Bayer.

10.12.             Bayer shall not adopt or use any trade mark, symbol, device, service mark, domain name or company, business or trading name which incorporates or is confusingly similar to the Trade Marks except as expressly permitted or required in this Agreement. Bayer shall not at any time, whether during or after the termination of this Agreement, apply anywhere in the world to register any trade marks, service marks, domain names or company, business or trading names identical to or so nearly resembling the Trade Marks as to be likely to deceive or cause confusion.

10.13.             Bayer shall submit any proposed representation of the Trade Marks to GW for GW’s approval, such approval not to be unreasonably withheld or delayed.

10.14.             All Promotional Materials, Products and packaging shall properly and clearly indicate that the Products are sold under license from GW.

10.15.             GW shall own any registered domain name containing either of the Trade Marks or any other trade mark or service mark referred to above. Bayer shall be entitled to operate the web sites under such domain names in the Territory for the duration of this Agreement soley for the purpose of performing its obligations and enjoying its rights hereunder.

11.                              STATEMENTS AND REMITTANCES

11.1.                    Bayer shall keep and shall require its Affiliates to keep complete and accurate records of all sales of the Products in each country of the Territory. GW shall have the right, at GW’s expense, through a certified public accountant or like person reasonably acceptable to Bayer, to examine such records during regular business hours during the term of this Agreement and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years and provided further that such accountant shall report to GW only as to the accuracy of the Net Sales statements and payments. GW shall pay all costs and expenses incurred in connection with performing any such examination unless the examination discloses at least *** percent (***%) shortfall, in which case Bayer will bear the full cost of such examination.

11.2.                    Any tax, duty or other levy paid or required to be withheld by Bayer on account of payments

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payable to GW under this Agreement shall be deducted from the payments otherwise due. Bayer shall secure and send to GW proof of any such taxes, duties or other levies withheld and paid by Bayer or its Affiliates for the benefit of GW.

12.                              TERM AND TERMINATION

12.1.                    This Agreement shall continue for fifteen (15) years (“Initial Term”), provided that the Agreement shall continue for successive twelve (12) month periods thereafter unless Bayer terminates by serving at least twelve (12) months’ written notice prior to the end of the Initial Term and prior to the end of each successive calendar year after such Initial Term.

12.2.                    If either Party fails or neglects to perform material covenants or provisions of this Agreement, including as provided for by Clause 2.4 above and Clause 8.2.5 of the Supply Agreement, the other Party shall have the right to terminate this Agreement by giving written notice to the Party in default within sixty (60) days of the default, provided, however, that in the case of a default or breach capable of being cured, if the said defaulting Party shall cure the said default or breach within ninety (90) days after the said notice shall have been given, then the said notice shall not be effective.

12.3.                    Without prejudice to the generality of Clause 12.2 above and GW’s other rights hereunder GW shall be entitled to terminate this Agreement in its entirety or with respect to an individual Product or country of the Territory with immediate effect in the event that:

(a)                                 Bayer fails to achieve Launch within the timescale required by Clause 6.1 above;

(b)                                 Subject to the provisions of Clause 6 above, Bayer ceases or suspends commercialisation of any of the Products throughout the Territory or in one or more countries of the Territory and has notified GW in writing of its intention in this respect, other than for technical or regulatory reasons as provided in Clause 12.4 below;

(c)                                  Under the circumstances set out in Clause 6.6 above and Clause 22.1 below.

12.4.                    Without prejudice to the generality of Clause 12.2 above and Bayer’s other rights hereunder Bayer shall be entitled to terminate this Agreement in its entirety or with respect to an individual Product or country of the Territory with immediate effect in the event that:

(a)                                  the Medicinal Products Regulatory Authority does not grant to GW a Marketing Authorisation for a Product, provided that Bayer shall not be entitled to exercise such termination right before 30 September 2004;

(b)                                 GW fails to comply with its obligation under Clause 18.1 of the Supply Agreement;

(c)                                   Bayer is forced by Governmental Authority to stop the distribution of Product due to toxicity or safety findings or side effects of Product;

(d)                                  if either Bayer or GW fails to secure a licence from a Third Party to continue marketing any of the Products throughout the Territory or in one or more countries of the Territory as provided under Clause 9.4 above.

12.5.                    In the event of a withdrawal or suspension of a Marketing Authorisation or restrictions imposed by any Governmental Authority in respect of a Product throughout the Territory or in one or more countries of the Territory GW and Bayer shall meet to discuss and review the terms of this Agreement. In the event of a failure by the Parties to agree revised terms or to resolve the issue to permit a variation or reinstatement of any Marketing Authorisation(s) despite mutual good faith efforts to do so either GW or Bayer shall have the right to terminate this Agreement in relation to the Product in question in all or any of the country(ies) of the Territory governed by the Marketing Authorisation by giving ninety (90) days written notice to the other.

12.6.                    If either Party shall compound or make any arrangement with its creditors or have a receiver appointed over all or any part of its assets or go into liquidation (whether voluntary or otherwise) save as part of a bona fide reconstruction not involving insolvency or shall take or suffer to be taken any similar action as a result of its liability to pay its debts or its insolvency it shall promptly so notify the other Party in writing giving particulars of the circumstances whereupon the other Party may terminate the Agreement immediately.

12.7.                    Notwithstanding the bankruptcy of GW, or the impairment of performance by GW of its obligations under this Agreement as a result of bankruptcy or insolvency of GW, Bayer shall (provided that all payments due to GW from Bayer and its Affiliates hereunder have been made) be entitled to retain the licenses granted herein, subject to GW’s rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

12.8.                     The Supply Agreement shall automatically terminate at the same time in its entirety in the event that this Agreement shall terminate in its entirety under the terms of this Clause 12. In the event that termination takes place under this Agreement in relation to any Product or any or all of the affected countries of the Territory then the parties shall meet and negotiate in good faith agreed changes to the Supply Agreement consequential on a partial termination of this Agreement under this Clause 12.

13.                              RIGHTS AND DUTIES UPON TERMINATION

13.1.                    Upon termination of this Agreement, unless in the event Bayer was entitled to terminate the Agreement based on fraud or wilful default by GW, GW shall have the right to retain all milestone payments scheduled in Appendix 3 to this Agreement already paid by Bayer or due to GW at that time. Bayer shall have no liability to GW in respect of further milestone payments detailed in the said Appendix 3 to this Agreement.

13.2.                    Upon termination of this Agreement, all licenses granted hereunder to Bayer shall cease and Bayer undertakes not to use any GW IPR, except as may be otherwise provided in this Agreement and the Supply Agreement. Furthermore, promptly after the effective date of such termination, Bayer shall return all tangible GW Know-how including copies thereof to GW to the extent that such is practicable.

13.3.                    Upon termination of this Agreement in its entirety or with respect to any Products or countries of the Territory under Clause 12.3 above, Bayer shall notify GW of the amount of the Products Bayer and its Affiliates have on hand and Bayer and its Affiliates, shall thereupon be permitted to sell those amounts of the Products for a period of up to one hundred and eighty (180) days after termination provided that Bayer shall pay the payments thereon at the time herein provided for. GW at its option may repurchase the products Bayer and its Affiliates have on hand by reimbursing to Bayer the Supply Price. The Parties agree to negotiate in good faith all regulatory steps required upon such termination and undertake to initiate such steps subsequently.

13.4.                    Termination of this Agreement in its entirety shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in Clauses 4, 7.9, 8, 9, 10, 11, and 17 hereof, and any other obligations otherwise provided by this Agreement which have accrued or have application beyond the term of this Agreement. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

13.5.                   Termination of the Agreement in accordance with the provisions hereof shall not limit remedies, which may be otherwise available in law or equity.

13.6.                    Except as required under Clause 13.3 above, Bayer shall immediately cease use of the Trade Marks upon termination of this Agreement in its entirety or in relation to any one or more Products or countries of the Territory, entirely or in relation to that Product or country of the Territory, as the case may be.

14.          WARRANTIES AND REPRESENTATIONS

14.1.       GW warrants and represents that it has the right to enter into this Agreement and to the best of its knowledge and belief that with respect to the Products it owns or controls the entire right, title and interest in the GW IPR and the Trade Marks.

14.2.       GW warrants and represents that any GW IPR and any Trade Marks is not encumbered with liens, mortgages, security interests or otherwise. GW further warrants and represents that to the best of its knowledge and belief there is nothing in any Third Party agreement GW has entered into as of the Effective Date which, in any way, will limit GW’s ability to perform all of the obligations undertaken by GW hereunder with respect to the Products, and that it will not enter into any agreement after the Effective Date under which GW would incur any such limitations.

14.3.       GW warrants and represents that in relation to the Products it has no present knowledge as at the Effective Date from which it can be inferred that GW IPR as currently comprised are invalid or that their exercise would infringe Intellectual Property Rights of Third Parties.

14.4.       Subject to the provisions of the SmPC which is approved by a Medicinal Products Regulatory Authority, GW warrants and represents that to the best of its knowledge and belief there are no pre-clinical or clinical data or information concerning the Products which suggests that there may exist quality, toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of the Products.

14.5.       Each Party warrants and represents to the other Party that (i) such Party is duly organised and validly existing under the Laws of the Territory and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof, and (ii) such Party is duly authorised to execute and deliver this Agreement and to perform is obligations hereunder.

15.          INDEMNITIES AND LIMITATION; INSURANCE

15.1.       Bayer shall indemnify, keep indemnified and hold GW harmless against (a) any and all liabilities, losses, costs and expenses (including reasonable legal fees) relating to Products which result from any and all claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters brought against GW, other than to the extent resulting directly from any negligence or material breach of this Agreement or the Supply Agreement by GW, its employees and sub-contractors, or (b) any material misrepresentation, breach of warranty or non-fulfilment of or failure to perform any obligation of Bayer in this Agreement or the Supply Agreement.

15.2.       GW shall indemnify, keep indemnified and hold Bayer harmless against any and all liabilities, losses, costs and expenses (including reasonable legal fees) to the extent the same directly result from (a) any and all claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters brought against Bayer arising as a result of personal injury or death in respect of any Product not sold or distributed by Bayer, its Affiliates, designated Third Parties, and their respective employees and sub-contractors, including, but not limited to, Products distributed by GW in the course of clinical trials prior to the Effective Date and during the term of this Agreement, (b) any and all Third Party product liability claims made or suits brought against Bayer arising as a result of personal injury or death in respect of any negligence or material breach of this Agreement or the Supply Agreement by GW, its employees and sub-contractors, (c) any material misrepresentation, breach of warranty or non-fulfilment of or failure to perform any obligation of GW in this Agreement or the Supply Agreement, or (d) any negligent act or omission of GW.

15.3.       In the event GW or Bayer (the “Indemnified Party”) wants to bring a claim against the other (the “Indemnifying Party”) under the indemnities in this Clause 15, the Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or threat of claim it receives with respect of any matter for which it may be entitled to indemnification, the Indemnifying Party shall thereafter defend or settle any such claim at its sole expense, and with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. In the defence or settlement of any such claim the Indemnified Party shall co-operate with and assist the Indemnifying Party to the extent reasonably possible, but the Indemnifying Party shall bear and pay any and all expenses incurred by that Indemnified Party in providing such co-operation and assistance, either directly or upon request of the Indemnified Party who has incurred such expense. Failure to give notice shall not constitute a defence in whole or in part to any claim by the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced by such failure to give notice.

15.4.       Notwithstanding the foregoing, should any claim be made by a person not a Party to this Agreement (and not an Affiliate of a Party) with respect to any matter to which the foregoing indemnity relates, a Indemnified Party may make settlement of such claim giving not less than twenty (20) days prior written notice of the proposed terms thereof to the Indemnifying Party provided, however, that if within said twenty (20) day period the Indemnifying Party shall have requested the Indemnified Party not to settle such claim and to deny such claim, the Indemnified Party will promptly comply and the Indemnifying Party shall have the right to defend the claim at its sole expense and with counsel reasonably acceptable to the Indemnified Party.

15.5.       Notwithstanding that the Indemnifying Party has assumed the defence of any claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, the Indemnified Party shall have the right to employ its own counsel, at its sole expense. If in good faith, the Indemnified Party concludes that there are specific defences available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, or that such claims may have a material adverse effect on the Indemnified Party, with respect to the scope of the foregoing indemnity, then the Indemnified Party shall have the right to direct the defence of any such claim in consultation with the Indemnifying Party and the Indemnifying Party shall bear the expense of doing so.

15.6.       Except as provided for herein, no Indemnified Party will compromise or settle any claims (whether by admission, statements, payments or allowances) nor will it conduct itself in a way that could prejudice the defence of any such claims or threats except where the Indemnifying Party has given its prior written consent therefore.

15.7.       The liability of GW under Clause 15.2 shall not exceed the total sum of five (5) million Euro.

15.8.       Each party shall maintain at its own cost appropriate third party, public liability and product liability insurance or self insurance to cover its reasonably anticipated liabilities hereunder and grant the other party the right to inspect the insurance certificate.

16.          FORCE MAJEURE; HARDSHIP

16.1.      If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, such as, without limitation: fire, explosion, flood, war, acts of God, acts of terrorism, riot, sabotage, accident, disease, embargo, interruption or delay in production or transportation if such interruption or delay could not be anticipated unforeseeable inadequacy or shortage or failure of supply of raw materials or equipment, unforeseeable breakdown of plant, strike, labour trouble, orders, actions and directives by any authority, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

16.2.       If as a result of unforeseen events or developments the effect of this Agreement shall cause inequitable hardship for one or both Parties and/or, in the case of Bayer, its Affiliates, which runs counter to the aim of this Agreement and which the one Party cannot reasonably and in good faith expect the other Party to tolerate, the Parties will meet and seek in good faith to find equitable ways to amend the Agreement in order to re-establish the basic economic balance of this Agreement.

17.          GOVERNING LAW AND DISPUTE RESOLUTION

17.1.       Subject to Clause 17.4, if any disputes, controversies or differences (“dispute(s)”) arising hereunder they will first be referred for resolution, prior to either Party initiating any proceeding, to the Contract Governance Committee who will attempt in good faith to resolve the dispute within ninety (90) days from the date that written notice initiating this dispute resolution process is sent to the other Party (the “Initial Notice”). If, however, the dispute between the Parties has not been resolved within the aforesaid period of ninety (90) from the date of the Initial Notice (the “Initial Period”), the matter will then subject to Clause 17.3 below be finally settled by mediation in accordance with the Centre for Dispute Resolution Model Procedure (“CEDR”) in accordance with Clause 17.2 below.

17.2.       To initiate the mediation a Party must give notice in writing (the “ADR Notice”) to the other Party requesting a mediation. The mediation will take place not later than twenty-eight (28) days after the service of an ADR Notice on the other Party. If there is any issue on the conduct of the mediation upon which the Parties cannot agree within fourteen (14) days of the ADR Notice, CEDR will, at the request of either Party, decide the issues for the Parties, having consulted with them.

17.3.       In the event that one of the Parties does not wish to settle any dispute which may arise in accordance with CEDR but instead wishes to commence proceedings in the English Courts, then the Parties irrevocably agree that the Courts of England will have exclusive jurisdiction to settle any outstanding dispute.

17.4.       Notwithstanding the dispute settlement procedure described under Clause 17.1, either Party shall be entitled to seek a preliminary injunction in order to protect its rights.

17.5.       This Agreement shall be governed by and construed in accordance with English law.

18.          WAIVER OF BREACH

No waiver or forbearance by either Party in enforcing any of its rights under this Agreement shall prejudice or affect the ability of such Party to enforce such rights or any of its other rights at any time in the future. No waiver shall be effective unless in writing and signed by the other Parties. For the avoidance of doubt, it is agreed that a waiver of a right on one occasion shall not constitute a waiver of the same right in the future.

19.          SEVERABILITY

19.1.       In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

19.2.       If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

19.3.       In the event that the terms and conditions of this Agreement are materially altered as a result of Clauses 19.1 or 19.2 above, the Parties will renegotiate the terms and conditions of this Agreement in good faith to resolve any consequent inequities.

20.          ENTIRE AGREEMENT

20.1.       This Agreement, the Supply Agreement, the Quality Agreement, the Subscription Option Agreement and the Loan Agreement and any side letters entered into amending this Agreement or under the Territory Option Procedure constitute the entire agreement between the parties relating to the subject matter hereof and supersedes all previous agreements, negotiations and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

20.2.       In the event of any conflict between any of the provisions/terms of this Agreement, the Supply Agreement and the Quality Agreement, the terms of this Agreement shall take precedence over and to the exclusion of the terms of such other agreement that is in conflict with such terms.

21.          NOTICES

21.1        Any communication to be given in connection with the matters contemplated by this Agreement shall except where expressly provided otherwise be in writing and shall either be sent by first class pre-paid post, delivered by hand or sent by fax. Delivery by courier shall be regarded as delivery by hand. Such communication shall be sent to the following addresses of the parties:

If to GW:	The Company Secretary
GW Pharma Limited
Porton Down Science Park,
Salisbury,
Wiltshire SP4 0JQ
Fax No.: + 44 - 1980 557 111

If to Bayer:	Bayer AG
Division Pharma
International Cooperations and Licensing
51368 Leverkusen
Germany
Fax No.: + 49 – 214 – 30 - 64840

copy to:

Bayer AG
Bayer HealthCare
General Counsel
51368 Leverkusen
Germany
Fax No.: + 49 – 214 – 30 – 82986

21.2.       Any communication shall be deemed to have been served:

(a)           if sent by first class pre-paid post to the addresses referred to above, at the expiration of two clear business days after the time of posting;

(b)           if sent by fax to the above number, at the time of completion of transmission by the sender;

(c)           if delivered by hand at the above addresses at the time of delivery.

22.          ACQUISITION OR MERGER OF BAYER PHARMACEUTICAL BUSINESS AND ASSIGNMENT

22.1.       This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective Parties. In the event that there is a material change of ownership or control in the pharmaceutical business of Bayer or any of its Affiliates (“Acquisition”) then the following provisions shall apply:

(a)           GW shall be entitled to request from the entity acquiring such ownership or control (“New Owner”) within thirty (30) days of the Acquisition a confirmation in writing that it is willing to assume in full the obligations and rights of Bayer with respect to this Agreement and the Supply Agreement. In the event that GW does not receive that confirmation within thirty (30) days from the date of such request this Agreement shall terminate upon written notice by GW.

(b)           In the event that the New Owner does not achieve in any one of the next *** month periods after the Acquisition by the New Owner total sales levels throughout the Territory in relation to the Products of at least *** percent (***%) of those sales achieved by Bayer in the *** month period immediately prior to such Acquisition, each and every of the licences and rights granted under this Agreement shall become non-exclusive immediately upon written notice by GW to Bayer to this effect. In the event that a level of *** percent (***%) of those sales achieved by Bayer *** month period immediately prior to the Acquisition is not achieved by the New Owner in any one of the *** month periods after the Acquisition, this Agreement shall terminate upon written notice by GW to Bayer to this effect.

22.2.       Neither this Agreement nor any interest hereunder shall be assignable by any Party without the written consent of the other provided, however, that either Party without obtaining the consent of the other Party may assign this Agreement or any part of its rights and obligations hereunder, or any patent owned by it, to any of its Affiliates or to any corporation with which such party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, provided that such assignment be automatically reversed once the entity concerned ceases to be an Affiliate..

23.          THIRD PARTY RIGHTS

No person who is not a Party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement provided that for the avoidance of doubt Clause 3 above shall prevail over this Clause 23.

24.           COUNTERPARTS

24.1        This Agreement shall be executed in two counterparts, but shall not be effective until each party has executed at least one counterpart.

24.2        Each counterpart shall constitute an original of this Agreement, but all counterparts shall together constitute but one and the same instrument.

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

IN WITNESS WHEREOF, the Parties, through their authorised officers, have executed this Agreement as of the date first written above.

Signed for and on behalf of	Signed for and on behalf of
BAYER AG	GW PHARMA LIMITED

Leverkusen, 20 May 2003	Salisbury, 20 May 2003

/s/ Dr. Dietrich Brocks	/s/ Justin Gover
Dr. Dietrich Brocks	Justin Gover
Head of International Cooperations and Licensing Europe	Managing Director

/s/ Dr. Dirk Ehle	/s/ David Kirk
Dr. Dirk Ehle	David Kirk
Law and Patents	Finance Director

APPENDIX 1

PRODUCTS

1.             Sativex ® - Finished Products containing glass vials fitted with an actuator with a pump delivering 100 microlitre per spray containing 5.5 ml and/or 10 ml tetranabinex and nabidiolex extracts of Cannabis sativa L. equivalent to 2.7 mg delta-9-tetrahydrocannabinol (THC) and 2.5 mg cannabidiol (CBD), per 100 microlitre actuation. The number of glass vials per carton as well as the to be marketed sizes of vials shall be agreed by the Country Commercialisation Committee.

The Product is intended for the Indications:

•              for symptomatic relief in patients with multiple sclerosis;

•              for relief of neuropathic pain;

•              subject to a joint decision by the Parties, for relief of cancer pain.

Any additional Indication which might be approved by the corresponding Medicinal Product Regulatory Authority in a country of the Territory.

2.            Glass vials fitted with an actuator with a pump delivering 100 microlitre per spray containing 5.5 ml and/or 10 ml Tetranabinex extract of Cannabis sativa L. equivalent to 2.7 mg delta-9-tetrahydrocannabinol (THC) per 100 microlitre actuation. To be defined further according to the draft SmPC prior to submission to the Medicinal Product Regulatory Authority.

APPENDIX 2

TERRITORY

Great Britain, Northern Ireland, the Channel Islands and the Isle of Man (“UK Territory”).

APPENDIX 3

LAUNCH CONDITIONS, UPFRONTS, MILESTONE EVENTS and PAYMENTS

PART A

The following payments are payable under the provisions of Clause 4 in relation to the following countries of the Territory:

A1.         UK Territory

1.   Upon entry by GW and Bayer into this Agreement payable on signature
£5 million

2.   Upon the grant of a Marketing Authorisation by the UK MHRA (or successor body) for Product such sum as is equal to the sum of

£10 million

less any subscription monies paid by Bayer to GWP pursuant to Clause 3.2 of the Subscription Option Agreement as provided for by Clause 4.2 (ii)

3.   Upon the grant of a Marketing Authorisation by the UK MHRA (or successor body) for Product for the indication of relief of one or more primary symptoms in patients with ***.
£***

4.   Upon the grant of a Marketing Authorisation by the UK MHRA (or successor body) for Product in the indication of relief of ***.
£***

5.   Upon the grant of a Marketing Authorisation by the UK MHRA (or successor body) for Product extract in the indication of the relief of ***.
£***

TOTAL FOR UK TERRITORY                                                                              £25 million

A2.                for each additional country within the Territory

1.   Upon the fulfillment of the Launch Conditions for Product for the indication of relief of one or more primary symptoms in patients with MS.
£     million ***

2.   Upon the fulfillment of the Launch Conditions for Product in the indication of relief of neuropathic pain.
£     million ***

3.   Upon the fulfillment of the Launch Conditions for Product in the indication of the relief of cancer pain.
£     million ***

TOTAL FOR each additional country within the Territory                           £     million

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

PART B

The Parties shall agree within the Territory Option Period to Launch Conditions specific or non-specific to the countries within the EEA, Canada and Australia/ New Zealand. Such Launch Conditions shall be attached to Part B of Appendix 3.

APPENDIX 4

GW IPR

INDEX - PATENTS AND PATENT APPLICATIONS

Section	Document Number	Document Description / Patent Number
***	***	***
***		***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

APPENDIX 5

TRADE MARK

Sativex®

UK: No: 2304388. Registered Date: 29/11/02

Europe: Not issued yet.

No: 002993384 Filing Date: 02/01/2003 Priority date: 04/07/2002).

15 countries which are: UK, Ireland, Finland, Sweden, Denmark, The Netherlands, Belgium, Germany, Luxembourg, Austria, France, Portugal, Spain, Italy and Greece.

International: Not Issued yet.

No: GB: 2304388 Filing date: 3/1/03 Priority Date: 4/7/02

20 countries which are: Japan, Australia, China, South Korea, Singapore, Switzerland, Norway, Bulgaria, Czech Republic, Estonia, Hungary, Liechtenstein, Lithuania, Latvia, Poland, Romania, Slovenia, Slovakia, Turkey and Yugoslavia.

Canada: Not issued yet.

No: 1163979 Date: Filing date: 06/01/03 Priority Date: 04/07/02)